As filed with the Securities and Exchange Commission on July 31, 2009
Registration No. 333-160777
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 1 TO
Form F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Man Sang International (B.V.I.) Limited
(Exact name of registrant as specified in its charter)

BRITISH VIRGIN ISLANDS (State or other jurisdiction of incorporation or organization)	5094 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)
Suite 2208-14, 22/F, Sun Life Tower, The Gateway,
15 Canton Road, Tsimshatsui, Kowloon, Hong Kong
(852) 2317 9888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
National Registered Agents, Inc.
875 Avenue of the Americas, Suite 501
New York, New York 10001
(845) 398 0900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Martin Pak Chief Financial Officer Man Sang Holdings, Inc, Suite 2208-14, 22/F, Sun Life Tower, The Gateway 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong Telephone : (852) 2317 9888	Brian Spires Baker & McKenzie 14/F, Hutchison House 10 Harcourt Road Central, Hong Kong Telephone : (852) 2846 1888

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective and the satisfaction of all other conditions to the dissolution and liquidation of Man Sang Holdings, Inc., a Nevada corporation (“Man Sang Nevada”), pursuant to an agreement and plan of dissolution and liquidation, a copy of which is attached as Annex A to the proxy statement/prospectus contained herein.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Share(2)	Offering Price(2)	Fee(3)
Ordinary shares	6,382,582	$2.28	$14,552,287	$812
Preferred shares	100,000	$72.76(4)	$7,276,061(4)	$406

(1)	Based on 6,382,582 ordinary shares and 100,000 preferred shares of Man Sang International (B.V.I.) Limited (“Man Sang BVI”) that will be issued and distributed to the holders of the common stock and preferred stock of Man Sang Nevada on a share-for-share basis upon consummation of the liquidation of Man Sang Nevada.
(2)	Reflects the market price of the common stock of Man Sang Nevada, computed in accordance with Rule 457(c) and Rule 457(f)(1) under the Securities Act based upon the average of the high and low prices of the common stock of Man Sang Nevada as reported on the NYSE Amex stock exchange (“NYSE Amex,” formerly known as The American Stock Exchange) on July 23, 2009, and is estimated solely to determine the registration fee. Although there is no present market for the securities of Man Sang BVI, upon consummation of the liquidation of Man Sang Nevada, the ordinary shares of Man Sang BVI will be listed on the NYSE Amex. The preferred shares of Man Sang BVI will remain unlisted.
(3)	Calculated by multiplying 0.00005580 by the proposed maximum aggregate offering price.
(4)	Because the preferred stock of Man Sang Nevada is not listed, the price per share and maximum aggregate offering price of Man Sang Nevada preferred stock reflects the market price of the common stock of Man Sang Nevada, adjusted to reflect that 100,000 shares of preferred stock outstanding are entitled to the votes of 3,191,255 shares of common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Explanatory Note

The sole purpose of this amendment is to amend and re-file exhibit 8.1 to the registration statement. No other changes have been made to the registration statement. Accordingly, the amendment consists only of the facing page, this explanatory note, Part II of the registration statement and exhibit 8.1 to the registration statement, as amended.

PART II

INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

Item 20.	Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under the registrant’s amended and restated memorandum and articles of association, which will become effective following their filing and registration with the BVI Registrar of Corporate Affairs and the filing of a Certificate of Dissolution with the Secretary of State of the State of Nevada by Man Sang Nevada, the registrant may indemnify our directors, officers and liquidators against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with actions, suits or proceedings to which they are a party or are threatened to be made a party by reason of their acting as the registrant’s directors, officers or liquidators. To be entitled to indemnification, these persons must have acted honestly, in good faith and in the best interest or not opposed to the interest of the registrant, and must have had no reasonable cause to believe their conduct was unlawful.

The registrant has agreed to purchase and maintain officers’ and directors’ liability insurance, which insures against certain liabilities that officers and directors in its group companies may incur in such capacities, including liabilities arising under the U.S. securities laws, subject to certain exceptions.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits — See Exhibit Index which is hereby incorporated herein by reference.

(b) Financial Statement Schedules.

Schedule II — Valuation and qualifying accounts

	Balance at	Charged/
	beginning	(credited)	Deductions	Balance at end
Description	of the year	to expenses	Note(1)	of the year

Year ended March 31, 2009
Allowance for doubtful debt	20,042	27,073	—	47,115
Deferred tax asset valuation allowance	12,051	6,044	—	18,095
Year ended March 31, 2008
Allowance for doubtful debt	26,201	(5,303)	(856)	20,042
Deferred tax asset valuation allowance	2,010	(10,041)	—	12,051
Year ended March 31, 2007
Allowance for doubtful debt	26,031	1,551	(1,379)	26,201
Deferred tax asset valuation allowance	2,622	(612)	—	2,010

(1)	Bad debts write-offs

Schedule III — Real estate and accumulated depreciation

											Life on
					Gross Amount at Which						which
		Initial Cost to Company		Cost	Carried at Close of Period			Accumulated			depreciation
			Land,	Capitalized		Land,		depreciation			At latest income
			Building	Subsequent to		Building		and	Date of	Date	Statement
Description	Encumbrance	Land	improvement	acquisition	Land	improvement	Total	Amortization	Construction	Acquired	is computed
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

Office Building
— Wing Tuck	—	—	837	—	—	837	837	424	1982	May 14, 1988	50 years
— 19/F Railway	31,324	—	37,439	—	—	37,439	37,439	6,115	1995	Feb 28, 2001	50 years
Industrial Building
— 20 Blocks of Man Hing
Industrial City	—	—	42,279	—	—	42,279	42,279	10,396	1992-1994	1992-1994	50 years
Market Centre
— CP & J City	230,764	96,599	277,325	—	96,599	277,325	373,924	10,507	2008	2008	50 years

	262,088	96,599	357,880	—	96,599	357,880	454,479	27,442

Reconciliations of total real estate carrying value are as follows:

	Year Ended March 31,
	2009	2008	2007
	HK$’000	HK$’000	HK$’000

Balancing at beginning of period	422,440	75,290	75,290
Addition during period : —
Acquisition	48,824	365,807	—

	471,264	441,097	75,290
Deduction during period : —
Deposition of real estate	(16,785)	(18,657)	—

Balance at end of period	454,479	422,440	75,290

Reconciliations of accumulated depreciation are as follows:

	Year Ended March 31,
	2009	2008	2007
	HK$’000	HK$’000	HK$’000

Balancing at beginning of period	12,745	14,311	12,452
Addition during period : —
charged to profit or loss	18,321	2,576	1,859

	31,066	16,887	14,311
Deduction during period : —
Deposition of real estate	(3,624)	(4,142)	—

Balance at end of period	27,442	12,745	14,311

Item 22.	Undertakings

(A) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any proxy statement/prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the proxy statement/prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of proxy statement/prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the proxy statement/prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (A)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act to any purchaser:

(1) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference in to the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(2) in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered tor sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(C) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a proxy statement/prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned registrant undertakes that such reoffering proxy statement/prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every proxy statement/prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Exchange Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(E) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(F) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the proxy statement/prospectus, if any, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(G) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on July 31, 2009.

MAN SANG INTERNATIONAL (B.V.I.) LIMITED

By:	/s/ Cheng Chung Hing, Ricky
Name: Cheng Chung Hing, Ricky
Title: Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on July 31, 2009.

Name	Title

/s/ Cheng Chung Hing, Ricky Mr. Cheng Chung Hing, Ricky	President and Chairman of the Board of Directors and Chief Executive Officer

/s/ Cheng Tai Po Mr. Cheng Tai Po	Vice-Chairman of the Board of Directors

/s/ Lai Chau Ming, Matthew Mr. Lai Chau Ming, Matthew	Director

/s/ Wong Gee Hang, Henry Mr. Wong Gee Hang, Henry	Director

/s/ Tsui King Chung, Francis Mr. Tsui King Chung, Francis	Director

/s/ Pak Wai Keung, Martin Mr. Pak Wai Keung, Martin	Chief Financial Officer (principal accounting officer)

Signature of Authorized Representative in the United States

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Man Sang International (B.V.I.) Limited, has signed this registration statement or amendment thereto in New York, New York, on July 31, 2009

National Registered Agents, Inc.

By:	/s/ Patrick O’Neill
Name:     Patrick O’Neill
Title:     Vice President

EXHIBIT INDEX

Exhibit No.		Description

2	.1(1)	Agreement and Plan of Dissolution and Liquidation, dated as of July 24, 2009, by and between Man Sang Holdings, Inc. and Man Sang International (B.V.I.) Limited
3	.1(2)	Form of Amended and Restated Articles of Association of Man Sang International (B.V.I.) Limited
3	.2(2)	Amendment to the Certificate of Designation after Issuance of Class or Series (Pursuant to NRS78.1955) and amended text of the Certificate of Designation, Preferences and Rights of a Series of 100,000 Shares of Preferred Stock, $.001 Par Value, Designated Series A Preferred Stock
4	.1(2)	Man Sang Holdings, Inc. 2007 Stock Option Plan
5	.1(2)	Opinion of Conyers Dill & Pearman, as to the validity of the ordinary shares and preferred shares of Man Sang International (B.V.I.) Limited
8.1		Tax Opinion of PricewaterhouseCoopers Limited, as to certain U.S. tax matters
8	.2(2)	Tax Opinion of Conyers Dill & Pearman, as to certain British Virgin Islands tax matters (included as part of Exhibit 5.1)
9	.1(1)	Voting Agreement, dated as of July 24, 2009, among Man Sang International (B.V.I.) Limited and the stockholders of Man Sang Holdings, Inc., identified on the signature pages thereto
10	.1(2)	Form of Registration Rights Agreement, by and between Man Sang International (B.V.I.) Limited and each affiliate of Man Sang Holdings, Inc.
10	.2(1)	Letter Agreement among Man Sang Holdings, Inc., Man Sang International (B.V.I.) Limited and Cafoong Limited
10	.3(2)	Service Agreement, dated August 31, 2006, between Man Sang International Limited and Cheng Chung Hing
10	.4(2)	Service Agreement, dated August 31, 2006, between Man Sang International Limited and Cheng Tai Po
10	.5(2)	Service Agreement, dated August 31, 2006, between Man Sang International Limited and Yan Sau Man, Amy
23	.1(2)	Consent of Grant Thornton, Independent Registered Public Accounting Firm
23	.2(2)	Consent of Conyers Dill & Pearman (included in opinion filed as Exhibit 5.1)
23	.3(2)	Consent of PricewaterhouseCoopers Limited (included in opinion filed as Exhibit 8.1)
23	.4(2)	Consent of Jones Vargas
23	.5(2)	Consent of Baker & McKenzie
99	.1(2)	Form of Proxy Card

(1)	Filed as an annex to the proxy statement/prospectus constituting a part of this registration statement.

(2)	Previously filed.